Exhibit 99.2

                                 ASPA GOLD CORP.
                 (FORMERLY KNOWN AS RENAISSANCE BIOENERGY INC.)
                              SHAREHOLDER AGREEMENT

The undersigned shareholder ("Shareholder") of ASPA Gold Corp. (formerly known as Renaissance BioEnergy Inc.), a Nevada corporation ("Company"), for good and valuable consideration and intending to be legally bound hereby, enters into the following agreement for the benefit of the Company and all other shareholders of the Company who enter into substantially similar agreements during the term of this Agreement.

     1. Shareholder has acquired 31,000,000 (Thirty one) restricted shares of Common Stock, US$0.00001 par value, of the Company (the "Restricted Shares"). Shareholder hereby agrees that, during the period from the date hereof until November 24, 2012 (the "Restricted Period"), Shareholder will not sell, alienate, pledge, assign, transfer, convey or in any way encumber any of the Restricted Shares.

     2. For a period of 2 (Two) years following the end of the Restricted Period, Shareholder will not sell, alienate, pledge, assign, transfer, convey or in any way encumber more than 2,000,000 (Two million) shares of the Restricted Shares during any consecutive period of 90 (ninety) days.

     3.   Paragraphs  1 and 2 shall  apply to the  Restricted  Shares  of Common
          Stock, even after such shares of Common Stock may have become free-trading pursuant to Rule 144, an effective SEC registration statement or some other cause. Shareholder understands that the certificates for the Restricted Shares shall bear a restrictive legend and that stop transfer instructions shall be issued to the Company's Transfer Agent.

     4. The Company and each other holder of restricted shares of Common Stock of the Company who executes and delivers a substantially similar agreement shall each be third party beneficiaries of this Agreement and shall have standing to enforce this Agreement.

     5.   This Agreement  shall be governed by and construed in accordance  with
          the  laws  of  the  State  of  Nevada  (other  than   conflict-of-laws
          principles). Shareholder hereby consents to the jurisdiction of the State and Federal courts sitting in Clark County, Nevada, for all cases and controversies arising from this Agreement and acknowledges that said courts are not "inconvenient forums."
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IN WITNESS WHEREOF,  Shareholder has executed and delivered this Agreement as of the day and year set forth below.


NORTH AMERICAN GOLD & MINERALS FUND,
A Nevada corporation


By /s/ Ronald Yadin Lowenthal
  ------------------------------------
  RONALD YADIN LOWENTHAL

Date: November 29, 2010